EXECUTION: 23_12_12

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (“Agreement”) dated as of December 14, 2023 (the “Effective Date”) is between INSTITUTIONAL INVESTMENT STRATEGY FUND, a Delaware statutory trust having its principal place of business at 2261 Market Street, # 5190, San Francisco, CA 94114 (the “Trust”), and MUFG INVESTOR SERVICES (US), LLC, a Kansas limited liability company, having its principal place of business at 805 King Farm Boulevard, Suite 600, Rockville, Maryland 20850 (“MUIS”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and is authorized to issue shares of beneficial interest in a sole series representing interests in a portfolio of securities and other assets; and

WHEREAS, the Trust desires that MUIS perform certain fund accounting, fund administration, and transfer agency services for its sole series (the “Fund”); and

WHEREAS, MUIS is willing to perform such services subject to this Agreement; and

NOW, THEREFORE, the parties hereby agree as follows:

1.Appointment.

The Trust hereby appoints MUIS as fund accountant, fund administrator, and transfer agent of the Trust and the Fund, and MUIS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of MUIS are confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against MUIS hereunder.

2.Services.

(a)MUIS shall perform the services set forth in Schedule A (the “Services”) in accordance with: (i) Instructions (as defined below) actually received by MUIS from the Trust and reasonably believed by MUIS to have been provided by an Authorized Person (as defined below); (ii) any federal and state laws, rules and regulations applicable to the performance of the Services; (iii) the terms of the then currently effective prospectus, statement of additional information (or similar offering document) of the Trust on behalf of the Fund, as the same may be modified or amended and delivered by the Trust to MUIS (the “Prospectus”); and (iv) this Agreement. The Services shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Fund, unless the Fund and MUIS expressly agree in writing to any such increase in the scope. The Services are not to be deemed to be exclusive. MUIS is free to render such services to others and to have other businesses and interests.

(b)The Trust shall provide such information and documentation as MUIS may reasonably request in connection with the Services. When used in this Agreement, the term “Instructions” means written communications (including by electronic means) actually received by MUIS via methods specified by MUIS from one or more persons as shall have been authorized from time to time by the board of trustees of the Trust (the “Board”) and with respect to which a written confirmation of such authorization shall have been filed with MUIS by the Trust (the “Authorized Persons”). Each such writing shall set forth the specific transaction or type of transaction involved. Instructions expressed in spoken words to MUIS over the telephone and reasonably believed by MUIS to have been given by an Authorized Person (“Oral Instructions”) are considered Instructions. The Trust shall or shall cause a third party that is an Authorized Person to promptly confirm all Oral Instructions with a subsequent Instruction. The Trust, on behalf of the Fund, agrees and covenants for itself and each such Authorized Person that any order, sale or transfer of, or transaction in the shares of beneficial interest of any class of the Fund (“Shares”) received by it after the close of the market shall be effectuated at the net asset value determined on the next business day or as otherwise required pursuant to the applicable Prospectus, and the Trust or such Authorized Person shall so instruct MUIS of the proper effective date of the transaction.

(c)MUIS may appoint other parties qualified to perform fund accounting, fund administration, or transfer agency services (individually, a “Service Provider”) to carry out some or all of its responsibilities under this Agreement with respect to a Fund; provided, however, that the Service Provider shall be the agent of MUIS and not the agent of the Trust or the Fund, and MUIS shall not be relieved of any of its responsibilities hereunder by the appointment of such Service Provider. MUIS shall be fully responsible for the acts and omissions of any such Service Provider and shall remain liable to the Trust for any such acts and omissions of such Service Provider to the same extent it would be for its own acts and omissions under this Agreement; provided, however, that no such Service Provider shall be considered a Vendor (as defined below) providing Vendor Eligible Services (as defined below).

(d)MUIS, in the course of providing certain services identified by MUIS to the Trust from time to time whereby MUIS engages a financial printer, electronic services provider or other service provider (other than a Service Provider) (each a “Vendor”) (“Vendor Eligible Services”) requested by the Trust as further described in Schedule A, may in its sole discretion, enter into an agreement or agreements with a Vendor to provide MUIS with the ability to generate certain reports, provide certain functionality or perform certain components of the Services.  MUIS shall not be obligated to perform any of the Vendor Eligible Services unless an agreement between MUIS and the Vendor for the provision of such services is then-currently in effect, and shall only be liable for the failure to reasonably select the Vendor. Upon request, MUIS will disclose the identity of the Vendor and the status of the contractual relationship, and the Fund is free to attempt to contract directly with the Vendor for the provision of Vendor Eligible Services.

(e)The Trust may appoint other parties qualified to perform certain fund accounting, fund administration, or transfer agency services for the Trust, and that agent shall be the agent of the Trust, and not MUIS.  MUIS has no duty, responsibility or liability in connection with any services provided by such agent, including but not limited to, any ongoing oversight or monitoring of the agent’s ability to perform the such services or any Losses (as defined below) suffered by the Trust that arise in connection with the agent. The Trust may request that MUIS directly or indirectly interface with an online portal selected by the Trust or its agents (the “Portal”). MUIS has no duty, responsibility or liability in connection with the Portal or any component of the Portal, including but not limited to, any ongoing oversight or monitoring of the Portal or provision, security, or maintenance of user credentials. Notwithstanding anything in this Agreement, no person providing, supporting, or hosting the Portal shall be considered a “Service Provider” hereunder and MUIS is not liable for any Losses to the Trust, the Trust’s shareholders, or a Fund directly or indirectly caused by or attributable to the Portal.

3.Delivery of Documents.

(a)Prior to the commencement of the Services, the Trust shall deliver to MUIS copies of: (i) a certificate of the Secretary of the Trust certifying the resolution(s) of the Board appointing MUIS and authorizing the execution and delivery of this Agreement; (ii) the Trust’s Agreement and Declaration of Trust and Bylaws (collectively, the “Organizational Documents”); (iii) the Trust’s current registration statement filed with the Securities and Exchange Commission (“SEC”) and effective pursuant to the Securities Act of 1933, as amended (the “1933 Act”) and the 1940 Act, including any documents incorporated therein by reference and any amendment or supplement thereto (the “Registration Statement”); (iv) the Prospectus for the Fund; and (iv) any other documents as may be reasonably requested by MUIS. The Trust shall promptly provide MUIS with all amendments of or supplements to the items listed in this Section, including any distribution and/or Shareholder Servicing Plan or Agreement that may later be adopted by the Trust under Rule 12b-1 under the 1940 Act.

(b)Customer Information Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, MUIS will obtain, verify and record information that identifies each person or entity with whom it enters into an agreement. Therefore, MUIS will request from the Trust and the Trust agrees to provide certain information such as the Trust’s legal name, address, and other information that will allow MUIS to identify the Trust and the entity identified to MUIS as having investment advisory responsibility with respect to the Fund (the “Investment Adviser”). MUIS may also request additional documentation including, but not limited to, certain identification documents, government issued licenses and similar documentation.

4.Fees and Expenses.

(a)The Trust shall pay MUIS for the Services and any out-of-pocket expenses in accordance with, and in the manner set forth in such fee agreement as mutually agreed upon by the parties from time to time (“Fee Letter”). Any requests for additional or ad-hoc services and/or development, or changes to any Services or components of any Services, may result in additional fees and out-of-pocket expenses, each of which may be documented in a work order, statement of work, or amendment, as applicable.

(b)As compensation for the Vendor Eligible Services rendered by MUIS pursuant to this Agreement, the Trust will pay to MUIS such fees as may be agreed to in writing by the Trust and MUIS.  In turn, MUIS will be responsible for paying the Vendor’s fees.  MUIS anticipates that the fees it charges for the Vendor Eligible Services will be more than the fees charged to it by the Vendor, and MUIS will retain the difference between the amount paid to MUIS hereunder and the fees MUIS pays to the Vendor as compensation for the Vendor Eligible Services.

5.Reserved.

6.Termination; Deconversion.

(a)Term. This Agreement is effective as of the Effective Date and shall continue in effect for a period of three (3) years from the date hereof, unless validly terminated pursuant to this Section 6 prior thereto (the “Initial Term”). This Agreement automatically renews on the final day of the Initial Term and the final day of each Renewal Term (as defined below) for successive twelve (12) month periods (each such additional term being a “Renewal Term”), unless the Fund or MUIS gives written notice to the other party of its intent not to renew and such notice is received by the other party not less than ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term. The expiration or termination of this Agreement with respect to the coverage of any one particular Fund does not affect the rights and duties under this Agreement with respect to any other Fund.

(b)Deconversion. In the event this Agreement is terminated or not renewed, including a termination for cause, MUIS shall, at the Fund’s request, offer reasonable assistance to the Fund in converting the Fund’s records from MUIS’s systems to such Fund’s successor fund accountant, fund administrator, or transfer agent as designated by the Fund (the “Deconversion”). The Trust agrees that MUIS’s provision of assistance shall not exceed one-hundred twenty (120) days unless otherwise agreed upon by MUIS in writing. The Trust and the Fund agree that MUIS may incur certain costs and expenses in connection with transferring responsibility for the Services to a successor fund accountant, fund administrator, or transfer agent to the Fund and that MUIS is entitled to compensation and reimbursement, at MUIS’s standard rates and fees in effect at that time, for such assistance, and for any costs or expenses charged by or associated with any applicable Service Providers, Vendors, or other third parties. As used in this Section 6(b), “reasonable assistance” and “transitional assistance” do not include requiring MUIS (i) to assist any new service or system provider to modify, to alter, to enhance or to improve such provider’s system, or to provide any new functionality to such provider’s system, (ii) to disclose any protected information of MUIS, except to the extent necessary to effectuate such Deconversion and then, only pursuant to a written confidentiality agreement executed between MUIS and the new service provider, or (iii) to develop Deconversion software, to modify any of MUIS’s software, or to otherwise alter the format of the data as maintained on MUIS’s or any provider’s systems.

(c)Early Termination. Notwithstanding anything in this Agreement to the contrary, in the event the Trust or the Fund desires to terminate this Agreement prior to the expiration of the Initial Term or the then current Renewal Term, other than in connection with a termination pursuant to Section 6(d) or 6(e) below, then the Trust or the Fund, as applicable, shall pay to MUIS an amount equal to the average monthly fee paid by the Trust or the Fund, as applicable, to MUIS under this Agreement multiplied by the number of prorated months remaining in the Initial or Renewal Term. The payment for all fees owing to MUIS under this Section 6(c) and all fees, charges and expenses for services provided that have accrued and remain unpaid, and all Deconversion costs under Section 6(b) above shall be paid on or before the business day immediately prior to the conversion or termination of the Services.

(d)Termination for Cause. If a party materially breaches this Agreement (the “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party, and if such material breach is not cured or remedied within thirty (30) days after the Defaulting Party receives the Non-Defaulting Party’s written notice, or within such longer period of time as the parties may agree is necessary for such cure or remedy, then the Non-Defaulting Party may terminate this Agreement without further notice. MUIS shall not terminate this Agreement pursuant to this Section 6(d) based solely upon the Trust’s failure to pay an amount to MUIS that is the subject of a good faith dispute, if (x) the Trust is attempting in good faith to resolve such dispute with as much expediency as may be possible under the circumstances, and (y) the Trust continues to perform its obligations hereunder in all other material respects (including paying all fees and expenses not subject to reasonable dispute hereunder).

(e)Bankruptcy. This Agreement shall terminate (i) by notice to the other party that the notifying party ceases to carry on its business or (ii) immediately, without further action by a party, in the event that an action is commenced by or against the other party under Title 11 of the United States Code or a receiver, conservator or similar officer is appointed for the other party and such suit, conservatorship or receivership is not discharged within thirty (30) days.

(f)Without prejudice to any other rights or remedies that MUIS may have, including those stated in Section 6(d), MUIS may terminate this Agreement upon written notice if the Trust, the Fund, or the Investment Adviser have not received all necessary regulatory approvals to conduct business within ninety (90) days after the Effective Date.

7.Standard of Care.

MUIS agrees to act in good faith and shall exercise reasonable care in the performance of its duties under this Agreement, but assumes no responsibility and shall not be liable for any error of judgment or mistake of law or for any loss suffered with respect to the Trust or the Fund in connection with its duties under this Agreement. MUIS shall not be liable to the Trust or any Fund for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) (collectively “Losses”) resulting from, arising out of, or in connection with its performance hereunder, except those Losses that arise solely and directly from MUIS’s (or its employees’, officers’, Service Providers’ or its affiliates’) gross negligence, actual fraud, bad faith or willful misconduct.  The duties of MUIS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against MUIS hereunder.

8.Force Majeure.

Neither MUIS nor any of its affiliates or Service Providers, shall be liable for any Losses (including any Losses caused by delays, failures, errors, interruption or loss of data) occurring directly or indirectly by reason of any event or circumstance, whether foreseeable or unforeseeable, which are beyond MUIS’s reasonable control including without limitation: extraordinary forces of nature and natural disasters, such as floods, hurricanes, severe storms (storms of a nature substantially equivalent to hurricanes but not meeting other criteria necessary to receive an official hurricane name), tornados, earthquakes and wildfires; national or local states of emergencies; pandemics; epidemics; action or inaction of civil or military authority; war, terrorism, riots or insurrection; criminal acts; job action by organized labor; building or area evacuations; interruption, loss or malfunction of utilities, transportation, or communications capabilities; denial of service attacks; non-performance by third parties (other than Service Providers of MUIS for causes other than those described herein); or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the foregoing; it being understood that the MUIS shall use commercially reasonable efforts to resume performance as soon as reasonably practicable under the circumstances.

9.Limitation of Liability.

(a)Notwithstanding any other provision of this Agreement, MUIS’s cumulative liability with respect to the Trust arising from or relating to this Agreement, whether arising in contract, tort, or otherwise and regardless of the form of action or legal theory, shall be limited to, and shall not exceed, the aggregate amounts actually received by MUIS as fees and charges, but not including reimbursable expenses, from the Fund during the twelve (12) calendar months immediately preceding the first event for which recovery from MUIS is being sought.

(b)Notwithstanding anything in this Agreement to the contrary, in no event shall MUIS, or its affiliates or its Service Providers or any of its or their directors/managers, officers, employees, agents or subcontractors be liable for exemplary, punitive, special, incidental, indirect or consequential damages, or lost profits, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity has been advised of the possibility of such damages.  The limitations of liability set forth in this Section 9 shall apply regardless of the form or type of action in which a claim is brought or under which it is made, whether in contract, tort (including negligence of any kind), warranty, strict liability, indemnity or any other legal or equitable grounds, and shall survive failure of an exclusive remedy.

(c)In no event shall MUIS be liable for any taxes, penalties, fines, costs, charges or fees imposed on the Trust in connection with the Services hereunder. MUIS is not liable for refusing to process purchase, redemption, or transfer requests that are not completed in proper form, absent Instructions to the contrary, and the shareholder or would be shareholder will be notified of such action, if permissible. MUIS is not liable for not processing any purchase, redemption, or transfer requests with respect to Shares after receipt by MUIS or a Service Provider of notification of suspension of the determination of the net asset value of the Fund.

(d)MUIS may consult with counsel and auditors to the Trust and the Fund or its own counsel, at the Trust’s expense, and shall be fully protected for anything done or omitted by it in good faith in accordance with the advice or opinion of such counsel or auditor. MUIS is not liable for refusing to perform any and/or all of the Services if, in its reasonable discretion and upon the advice of counsel, to do so would constitute a criminal offense or regulatory violation in the United States or such other relevant jurisdiction.

(e)Neither MUIS nor any of its affiliates or Service Providers shall be liable for any failure by MUIS to receive (i) any instruction (whether oral, written or by email, facsimile or other electronic transmission), record, explanation, information, specifications or documentation, including any failure to actually receive any shareholder application or other document from, as applicable, the Trust or any agent, counterparty, or vendor of the Trust; or (ii) any shareholder input made through means agreed upon by the Trust and MUIS; provided, however, MUIS shall, subject to the terms of this Agreement, be liable for Losses suffered by the Trust to the extent MUIS’s failure to receive any of the aforementioned is due solely to MUIS’s own gross negligence, bad faith, actual fraud or willful misconduct.

(f)Neither MUIS nor any of its affiliates or Service Providers shall be liable for any Losses due to errors, including encoding and payment processing errors, unless said errors are caused by its own gross negligence, bad faith, actual fraud or willful misconduct or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care, and that Section 4-209 of the Uniform Commercial Code is superseded by this Section 9(f).

10.Reliance on Instructions.

(a)The Trust shall hold MUIS and any Service Provider harmless, and MUIS shall not be liable, including for any Losses, for any action taken or failure to act in reliance upon, and shall be entitled to rely upon: (i) any Oral Instructions it receives and which it reasonably believes in good faith was transmitted by an Authorized Person; (ii) any Instructions or certified copy of any resolution of the Board, and MUIS may rely upon the genuineness of any such document, copy or facsimile thereof reasonably believed by MUIS to have been validly executed; (iii) any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed by MUIS to be genuine and to have been signed or presented by the Trust or other proper party or parties; or (iv) any instruction, information, data, records or documents provided to MUIS or its agents or subcontractors furnished (pursuant to procedures mutually agreed to by MUIS and the Trust’s service providers) by machine readable input, data entry, email, facsimile or other similar means authorized by the Trust.

(b)MUIS shall not be liable to the Trust or the Fund or any other person for any Losses suffered as a result of the Fund’s use of email, facsimile or other electronic transmission to communicate with MUIS, or the use of email, facsimile or other electronic transmission by MUIS to transmit Confidential Information (as defined below) or communicate with any Fund or any other person, including any Losses resulting from or arising out of loss of data or malfunction of equipment or communications services in connection with the transmission of such communications.

(c)If the Trust has the ability to originate electronic instructions to MUIS in order to effect the transfer or movement of cash or Shares or transmit shareholder information or other information, then in such event, MUIS shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established and agreed upon by MUIS and the Investment Adviser.

11.Indemnification.

(a)The Trust shall, on behalf of the Fund, indemnify, defend and hold harmless MUIS, its affiliates and Service Providers, and any of their directors/managers, officers, employees, agents or subcontractors and subsidiaries (“MUIS Indemnitees”) from and against any and all Losses that may at any time be asserted against or incurred by any of the MUIS Indemnitees arising out of or in connection with: (i) any action taken or omitted to be taken by MUIS or the MUIS Indemnitees, provided that such actions were taken without gross negligence, actual fraud, bad faith or willful misconduct; (ii) the reliance upon, and any subsequent use of or action taken or omitted, by MUIS, or the MUIS Indemnitees, on: (A) any information, records, documents, data, stock certificates received by MUIS or the MUIS Indemnitees by hard copy, facsimile, data entry, email, electronic instructions, other electronic media or other similar means authorized by the Trust and which have been prepared, maintained or performed by the Trust, the Fund, or any other person or firm on behalf of the Fund including, but not limited to, any broker-dealer, underwriter, administrative or accounting agent, Investment Adviser or other agent, (B) any Instructions, (C) any request or authorization to take action hereunder pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder (“Shareholder’s Agent”), concerning an account in the Fund, reasonably believed by MUIS to be genuine and to have been properly made, signed or authorized by the shareholder or Shareholder’s Agent, (D) any advice, instruction or opinion of the Trust’s or the Fund’s legal counsel with respect to any matter arising in connection with the Services or otherwise in connection with this Agreement, or (E) any paper or document, reasonably believed to be genuine, authentic or signed by an Authorized Person with the authority to provide such materials to MUIS hereunder; (ii) the offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered, or in violation of any stop order or other determination or ruling by any federal agency or any state agency with respect to the offer or sale of such Shares; (iii) the acceptance of transaction requests on behalf of individual shareholders from broker-dealers or other third parties or agents; (iv) any improper use by the Fund or its agents, distributor or Investment Adviser of any valuations or computations supplied by MUIS pursuant to this Agreement; (v) the method of valuation of the securities and the method of computing each series’ net asset value; or (vi) any valuations of securities, other assets or the net asset value provided by the Fund.

(b)In order for the indemnification provisions contained in this Section 11 to apply, MUIS shall fully and promptly advise the Trust of all pertinent facts concerning the situation in question. MUIS will use all reasonable care to notify the Trust promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. Notwithstanding the immediately preceding sentence, no delay or failure to so notify the Trust shall relieve the Trust of its obligations under this Agreement except to the extent that the Trust has suffered actual prejudice by such delay or failure. MUIS shall in no case confess any claim or make any compromise in any case in which the Trust will be asked to indemnify MUIS except with the Trust’s prior written consent. The Trust shall have the option to defend MUIS against any claim that may be the subject of this indemnification. In the event that the Trust so elects, it will so notify MUIS and thereupon the Trust shall take over complete defense of the claim and keep MUIS fully apprised at all times as to the status and defense of the claim. MUIS shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this Section.

12.Covenants of the Trust and MUIS.

(a)MUIS shall keep and maintain on behalf of the Trust all books and records which the Trust or MUIS is required to keep and maintain pursuant to any applicable statutes, rules and regulations, including Rules 31a-1 and 31a-2 under the 1940 Act, relating to the maintenance of books and records in connection with the Services. MUIS further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust or by the SEC at reasonable times.

(b)MUIS shall promptly upon the Trust’s demand, turn over to the Trust and cease to retain MUIS’s files, records and documents created and maintained by MUIS pursuant to this Agreement which are no longer needed by MUIS in the performance of its services or otherwise required to be retained by applicable, statutes, rule, regulatory obligation or is beneficial to MUIS’s protection in the reasonable opinion of its counsel. Any such files, records and documents maintained shall remain subject to the confidentiality obligations set forth herein.

(c)MUIS shall make available to the Trust and to its auditors, Investment Adviser, examiners, distributors, dealers, underwriters, insurance companies and others designated by the Trust in writing, such reports at such times as are required or as subsequently agreed upon by the parties.

(d)MUIS shall maintain a comprehensive errors and omissions coverage with respect to directors and officers in amounts that are appropriate in light of its duties and responsibilities hereunder and consistent with the amount and scope of coverage customarily maintained by a fund accountant, fund administrator, or transfer agent to registered investment companies. Upon the request of the Trust, MUIS shall provide evidence that coverage is in place.

(e)MUIS shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. MUIS shall establish and maintain a disaster recovery and business continuity plan and back-up system satisfying the requirements of its regulators, as applicable. Upon the Trust’s reasonable request, MUIS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder.

(f)MUIS, at its own expense, will engage an independent auditing firm to conduct an annual examination of MUIS management’s assertion pertaining to the internal controls and procedures (the “Controls”) and issue a report on the results of the examination. MUIS shall provide the Funds, subject to obtaining any applicable non-disclosure or confidentiality agreements as may be required by MUIS, at such times as the Funds may reasonably require, (i) copies of reports rendered by independent public accountants on Controls of MUIS relating to the Services provided by MUIS under this Agreement and (ii) upon the Fund’s reasonable written request on not more than a quarterly basis, issue a certification in a form determined to be appropriate by MUIS in its sole discretion, certifying MUIS’s continuing compliance with the Controls after the date of the most recent examination of the Controls by an independent public accounting firm.

(g)The Trust has and retains responsibility for all compliance matters relating to the Fund, including but not limited to “blue sky” compliance and state registration requirements, the 1940 Act, the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), the Sarbanes-Oxley Act of 2002, the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “PATRIOT Act”) and the policies and limitations of the Fund relating to its portfolio investments as set forth in its Prospectus. The Services shall not relieve the Trust of its responsibilities for assuring such compliance or the Board’s oversight responsibility with respect thereto.

(h)MUIS does not provide any services relating to the management, investment advisory or sub-advisory functions of the Fund, distribution of Shares, maintenance of the Fund’s financial records or other services normally performed by the Fund’s respective counsel or independent auditors and the Services do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund or any other person. The Fund acknowledges that MUIS does not provide public accounting or auditing services or advice and will not be making any tax filings, or doing any tax reporting on its behalf, other than those specifically agreed to hereunder.

(i)The Fund shall or shall cause its officers, advisors, sponsor, distributor (if applicable)legal counsel, independent auditors and accountants, and any other service providers or agents to timely cooperate with MUIS and to provide MUIS, upon request, with such information, Instructions, approvals, documents, pricing/valuations, formulas, or advice, as appropriate, relating to the Fund as is within the authority, possession or knowledge of such persons, and which in the opinion of MUIS, is necessary in order to enable MUIS to perform its duties hereunder. MUIS shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to, the accuracy, validity or propriety of any information, Instructions, approvals, documents, pricing/valuations, formulas, or advice provided to MUIS by any of the aforementioned persons. MUIS shall not be liable for any Losses resulting from or arising out of the failure of the Fund to cause any information, Instructions, approvals, documents, pricing/valuations, formulas, or advice to be provided to MUIS as provided herein and shall be held harmless by the Fund when acting in reliance upon the same. All fees or costs charged by such persons shall be borne by the Fund, and MUIS shall have no liability with respect to such fees or charges, including any increases in, or additions to, such fees or charges related directly or indirectly to the Services or the performance by MUIS of its duties hereunder. MUIS shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third-party service providers engaged by the Fund, or by any affiliate of the Fund or by any other third-party service provider to the Fund. In the event that any services performed by MUIS hereunder rely, in whole or in part, upon information directly or indirectly obtained from a third-party service utilized or subscribed to by MUIS, which MUIS in its reasonable judgment deems reliable, or which the Fund directs MUIS to utilize, then MUIS shall not have any responsibility or liability for, be under any duty to inquire into, or be deemed to make any assurances with respect to, the accuracy or completeness of such information. In addition to the aforementioned, the Trust or its designee also may furnish MUIS with pricing information of securities and instruct MUIS in Instructions to use such information in its calculations hereunder. In no event shall MUIS be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely for the applicable Trust or its designee.

(j)MUIS shall not be required to include as Fund liabilities and expenses, nor as a reduction of net asset value, any accrual for any federal, state or foreign income taxes unless the Fund shall have specified to MUIS in Instructions the precise amount of the same to be included in liabilities and expenses or used to reduce net asset value. MUIS is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles. MUIS is solely responsible for processing such securities, as identified by the Fund or its Authorized Persons, in accordance with U.S. tax laws and regulations. MUIS is not responsible for the identification of passive foreign investment companies, qualified interest income securities, or tax calculations for asset backed securities under Section 1271(a)(6) of the Internal Revenue Code. MUIS, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to the Fund is or will be actually paid, but will accrue such interest until otherwise instructed by the Fund.

(k)Unclaimed Property Services

(i)Subject to the provisions of this Agreement and the additional provisions set forth in this Section 12(k), MUIS shall, if listed in Schedule A, together with a Vendor, implement procedures on behalf of the Trust that are reasonably designed for the Trust to comply on a substantial basis with the unclaimed property laws and regulations of the States and Territories of the United States (as defined below) (“Unclaimed Property Laws”) with respect to Eligible Property (as defined below). In connection with its performance of the foregoing services (“Unclaimed Property Services”), MUIS shall be entitled to implement procedures consistent with practices adopted by mutual funds and other mutual fund service providers, procedures based on communications with the agencies enforcing and administering the Unclaimed Property Laws, the administrative practices of such agencies and interpretations of the Unclaimed Property Laws by such agencies. For purposes of the Unclaimed Property Services:

(A)“States and Territories of the United States” means the states of the United States of America, the District of Columbia, Guam, Puerto Rico, U.S. Virgin Islands and any territory or commonwealth of the United States of America with a formal local government substantially equivalent to a state government which subsequent to the Effective Date adopts a statute substantially similar to the Uniform Unclaimed Property Act of 1995 (or its then current successor).

(B)“Eligible Property” means property beneficially owned by a person or entity other than the Trust and held in a bank account maintained by or on behalf of MUIS for or on behalf of the Trust, or property held in a shareholder account, which is (x) subject to reporting or escheatment under an Unclaimed Property Law, (y) of a nature or type or classification reasonably related to the services performed by MUIS under this Agreement (such as cash amounts representing non-negotiated dividend checks and Shares in abandoned shareholder accounts), and (z) under the control of MUIS.

(ii)MUIS shall have no liability for any Losses arising (i) with respect to Eligible Property deemed abandoned or unclaimed under an Unclaimed Property Law before the UPS Commencement Date (as defined below) but which was not reported or delivered to the applicable jurisdiction as required by an Unclaimed Property Law; (ii) from any inaccuracy in, or from the absence of any data or information from, any records of the Trust relating to any period prior to the UPS Commencement Date (as defined below) that adversely impacts MUIS's ability to perform the Unclaimed Property Services or MUIS's ability to provide the Unclaimed Property Services in accordance with an Unclaimed Property Law on behalf of the Trust, including without limitation, absences due to the failure to record the occurrence or non-occurrence of events relevant to an Unclaimed Property Law; (iii) from any other failure of any party to comply with an Unclaimed Property Law or to perform a service required for accurate, timely and complete future compliance with an Unclaimed Property Law, other than a failure by MUIS to perform in accordance with this Section 12(k) (collectively, “Adherence Failure”).  At its election, MUIS may seek in good faith to respond to an Adherence Failure of which it becomes aware or respond to an Adherence Failure only upon the request of the Trust and in accordance with a written agreement reached with the Trust regarding the response, but MUIS shall have no liability for any course of conduct undertaken in good faith in accordance with the foregoing. The Trust alone shall be exclusively liable for and shall directly pay any fines, penalties, interest or other monetary liability, payment obligations or remediation requirements that arise due to an Adherence Failure. Notwithstanding any other provision of the Agreement, the Trust shall indemnify MUIS for all Losses MUIS suffers or incurs as a result of or in connection with any Adherence Failure, including without limitation all Losses suffered or incurred as a result of seeking in good faith to respond to the Adherence Failure.  In addition to any fees and reimbursement of expenses that MUIS may be entitled to, in the event MUIS performs any services in connection with any Adherence Failure, MUIS shall be entitled to be paid fees for such services, or if no applicable fee has been agreed upon, then at commercially reasonable rates, and to a reimbursement of all reasonable expenses incurred in connection with such services, and the Trust shall pay MUIS such fees and reimburse MUIS for such expenses upon being invoiced. “UPS Commencement Date” means the date the Trust was converted to MUIS’s system or, if applicable, the date that individual accounts within the Trust were converted to the MUIS system, or, if later than either of the foregoing, the date MUIS commenced providing Unclaimed Property Services to the Trust or, if applicable, to an individual account within the Trust.

(iii)The Trust is the “holder” under all Unclaimed Property Laws, as that term or its equivalent is used and defined in the Unclaimed Property Laws, and MUIS acts solely as agent of the Trust in performing the Unclaimed Property Services.

(iv)If Unclaimed Property Services are listed in Schedule A, then the Trust hereby authorizes MUIS to sign reports, to sign letters, to communicate with government representatives, current and former shareholders and other appropriate third parties and otherwise to act in all manners on behalf of and in the name of the Trust and to utilize all tax identification numbers or other appropriate identifying numbers or data of a Trust (“Identification Data”) in the scope and manner MUIS reasonably determines to be appropriate to perform the Unclaimed Property Services, including for clarification utilizing the Identification Data associated with each specific portfolio of the Trust (including each class, series, tier or other subdivision of a portfolio, if any) for reporting purposes if such is determined to be appropriate based on an Unclaimed Property Law.

(v)Notwithstanding the authorization in subsection (iv) above, the Trust is ultimately responsible for signing all abandoned property reports and other written instruments appropriate to MUIS's performance of services under this Section 12(k) as agent of the Trust. MUIS is not obligated to sign any such reports or instruments on behalf of the Trust and to the extent MUIS does sign a report or instrument pursuant to the authorization in subsection (iv) above, it is for the purpose of facilitating its performance of services under this Section 12(o) and is not a waiver of the Trust's obligation hereunder.

(vi)The Trust agrees to execute and deliver to MUIS all documentation or instruments that may be requested by MUIS to evidence the authorization of subsection (iv) above but agrees that the authority of MUIS to act on behalf of and in the name of the Trust as described above and to use the Identification Data shall not be diminished or revoked by the absence of such documentation or instruments, and the Trust irrevocably releases MUIS from any and all liabilities and claims against MUIS on the grounds of absence of the authority granted by subsection (iv) above.

(vii)The Trust agrees, upon the reasonable request of MUIS, to: (A) execute and deliver to MUIS in a timely manner any reports, forms, documents and instruments reasonably determined by MUIS to be appropriate in connection with its performance the Unclaimed Property Services; (B) respond in a timely manner to requests from MUIS for information and requests to review information or reports related to the Unclaimed Property Services; and (C) provide sufficient letterhead paper of the Trust or its electronic letterhead template for use by MUIS in communications related to the Unclaimed Property Services.

(viii)MUIS has no duty to provide any Unclaimed Property Services with respect to any shareholder who may be considered lost within the meaning of Rule 17AD-17 of the 1934 Act (the “Lost Shareholder Rule”).

(l)CFTC Reporting Services

(i)If Schedule A includes CFTC reporting services (the “CFTC Services”), such services shall be provided pursuant to the terms and conditions of the Agreement and the following additional terms and conditions:

(A)MUIS will provide the CFTC Services to assist the Fund, the Trust and/or its affiliates in complying with applicable CFTC compliance testing and reporting requirements. MUIS responsibilities are limited to the provision of the CFTC Services described in Schedule A.  These responsibilities do not include (1) the determination of the Trust’s eligibility for an exclusion from classification as a commodity pool operator (“CPO”); or (2) the filing of the Form CPO-PQR.

(B)Where the Trust uses the CFTC Services to comply with any law, representation, agreement or other obligation, MUIS makes no representation that any such CFTC Services complies with such law, representation, agreement, or other obligation, and MUIS has no obligation of compliance with respect thereto. The CFTC Services do not include assisting the Trust with preparation of annual enhanced prospectus disclosures. Assistance with the registration of an entity as a CPO is not included as the CFTC Services. The Trust is responsible for providing authorization and direction to MUIS with respect to the CFTC Services.  The Trust is responsible for arranging, in each case where appropriate and in its sole discretion, for the review and comment by Trust’s independent accountants and legal counsel of CFTC financial information, reports and any filings prepared by MUIS. In addition, the Trust is solely responsible for determining Trust’s status as a CPO, and/or Trust’s eligibility for an exclusion from classification as a CPO.

(m)SEC Modernization Services

(i)If Schedule A includes SEC Modernization reporting services (the “Modernization Services”), such services shall be provided pursuant to the terms and conditions of the Agreement and the following additional terms and conditions:

(A)The Trust acknowledges that MUIS shall be receiving, utilizing and relying on information and data provided by the Fund, the Investment Adviser and entities unaffiliated with MUIS for the preparation of the reports encompassing the Modernization Services.  MUIS shall have no duty, responsibility or liability to the Trust or any other person for and shall have no liability for Losses arising from or relating to: (1) delays in the transmission of data and information to MUIS required for such reports; (2) inaccuracies of, errors in, or omissions of, such information and data provided to MUIS; and (3) validation of such information and data provided to MUIS.

(B)The Trust acknowledges and agrees it, and not MUIS, shall be responsible for: (1) coordinating the delivery or production of such information and data as may be required in connection with the Modernization Services in formats compatible with MUIS’s data templates; provided that, the Trust shall not be required to coordinate the delivery of information and data required for the performance of the Modernization Services and maintained on MUIS’s internal systems; (2) reviewing and approving drafts of each N-PORT template and N-CEN updates; and (3) providing all material assumptions used by the Trust or that are expected to be used by the Trust in connection with the completion of Form N-PORT and N-CEN.

(ii)The Trust acknowledges that the completion of Form N-PORT and Form N-CEN and the provisions of the Modernization Services and the data required thereby, requires the use of material assumptions in connection with many different categories of information and data, and the use and/or reporting thereof, including, but not limited to the following: (A) investment classification of positions; (B) assumptions necessary in converting data extracts; (C) general operational and process assumptions used by MUIS in performing the Modernization Services; and (D) assumptions specific to the Trust. The Trust hereby acknowledges and understands that the foregoing categories of information that may involve the use of material assumptions are merely illustrative examples of certain subject matter areas in relation to which the Trust (and/or MUIS on its behalf in connection with the Modernization Services) may rely on various material assumptions, and are by no means an exhaustive list of all such subject matter areas.

(iii)Unless otherwise agreed to in writing by the parties to this Agreement, the Modernization Services are of general application and MUIS is not providing any customization, guidance, or recommendations.  Where the Trust uses Modernization Services to comply with any law, regulation, agreement, or other Trust obligation, MUIS makes no representation that any Modernization Service complies with such law, regulation, agreement, or other obligation, and MUIS has no obligation of compliance with respect thereto.

(n)Portfolio Compliance Services

(i)If Schedule A includes portfolio compliance services relating to (i) the investment objective and certain policies and restrictions as disclosed in the Prospectus, as applicable, and (ii) certain SEC rules and regulations (collectively, the “Portfolio Compliance”), such services shall be provided pursuant to the terms and conditions of the Agreement and the following additional terms and conditions (the “Portfolio Compliance Services”):

(A)Portfolio Compliance is the responsibility of the Investment Adviser or sub-advisor, as applicable.  The frequency and nature of the Portfolio Compliance Services and the methodology and process in accordance with which the Portfolio Compliance Services are conducted, shall be mutually agreed upon between MUIS and the applicable Fund(s).  The results of the Portfolio Compliance Services shall be detailed in a portfolio compliance summary report (the “Compliance Summary Report”) prepared on a periodic basis as mutually agreed.  Each Compliance Summary Report shall be subject to the review and approval by the Fund.

(B)MUIS independently tests Portfolio Compliance based upon information contained in the source reports received by MUIS’s fund accounting department and supplemental data from certain third-party sources.  As such, Portfolio Compliance Services performed by MUIS are limited by the information contained in the fund accounting source reports and supplemental data from third-party sources.  The Fund agrees and acknowledges that MUIS’s performance of the Portfolio Compliance Services shall not relieve a Fund or the Investment Adviser or sub-adviser, as applicable, of their primary day-to-day responsibility for assuring such Portfolio Compliance, including on a pre-trade basis, and MUIS shall not be held liable for any act or omission of the Investment Adviser or sub-advisor, as applicable, with respect to Portfolio Compliance.

(C)While MUIS will endeavor to identify out-of-compliance conditions, MUIS does not and could not make any guarantees, representations or warranties with respect to its ability to identify all such conditions.  In the event of any errors or omissions in the performance of Portfolio Compliance Services, a Fund’s sole and exclusive remedy and MUIS’s sole liability shall be limited to re-performance by MUIS of the Portfolio Compliance Services affected and in connection therewith the correction of any error or omission, if practicable, and the preparation of a corrected report, at no additional cost to the Fund.

13.Confidentiality.

(a)All information provided under this Agreement, by or on behalf of a party or its agents or service providers (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential (“Confidential Information”). “Confidential Information” means (i) this Agreement and its contents, all compensation agreements, arrangements and understandings (including waivers) respecting this Agreement, disputes pertaining to this Agreement, and information about a party’s exercise of rights hereunder, performance of obligations hereunder or other conduct of a party in connection with this Agreement, (ii) information and data of, owned by or about the Disclosing Party or its affiliates, customers, or subcontractors that may be provided to the other party or become known to the other party in the course of the relationship established by this Agreement, regardless of form or content, including but not limited to (A) competitively sensitive material, and not generally known to the public, including, but not limited to, studies, plans, reports, surveys, summaries, documentation and analyses, regardless of form, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or MUIS, their respective subsidiaries and affiliates and the customers, clients and suppliers of any of them; (B) scientific, technical or technological information, a design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or MUIS a competitive advantage over its competitors; (C) a confidential or proprietary concept, documentation, report, data, specification, computer software, source code, object code, flow chart, database, invention, know how, trade secret, whether or not patentable or copyrightable; (D) information related to security, disaster recovery, business continuity and any other operational plans, procedures, practices and protocols; and (E) anything designated as confidential, and (iii) to any extent not included within clause (i) or clause (ii) above, and for the avoidance of doubt, “Customer Information” as defined in Section 13(b) below; provided, however, Confidential Information shall not include any information (1) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (2) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (3) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (4) that is disclosed as required by operation of law or regulation, or (5) where the party seeking to disclose has received the prior written consent of the Disclosing Party providing the information.

(b)All Confidential Information provided under this Agreement by the Disclosing Party shall be used, including, without limitation, disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under this Agreement or managing the business of the Receiving Party and its affiliates, including, without limitation, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. In addition to the foregoing, MUIS is a member of the Mitsubishi UFJ Financial Group, Inc. (“MUFG Group”), which may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. In connection with the Centralized Functions, each Trust consents to the disclosure of and authorizes MUIS to disclose information regarding the Trusts to the MUFG Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information. The Receiving Party shall protect Confidential Information of a Disclosing Party using at least to the same degree as the Receiving Party protects its own Confidential Information. All Confidential Information provided by the Disclosing Party remains the property of the Disclosing Party. All Confidential Information, together with any copies thereof, in whatever form, shall, upon the Disclosing Party’s written request, be returned to the Disclosing Party or destroyed, at the Receiving Party’s election; provided, that the Receiving Party shall be permitted to retain all or any portion of the Confidential Information, in accordance with the confidentiality obligations specified in this Agreement, to the extent required by applicable law or regulatory authority or to the extent required by the Receiving Party’s internal policies and in accordance with its customary practices for backup and storage. Notwithstanding the foregoing, the Receiving Party may, if in the reasonable opinion of its counsel, disclose some or all of the Confidential Information if required by law, rule, court order or other legal process and the Receiving Party agrees to the extent legally permissible (1) to promptly notify the Disclosing Party of the proposed disclosure; (2) to disclose only such information that the Receiving Party believes is required by law to be disclosed; and (3) to the extent commercially reasonable, take such reasonably prudent steps to obtain an order or other reasonable assurance that confidential treatment will be accorded to the disclosed Confidential Information or obtain such other reasonable protection under law of the confidential nature of such information. For purposes of this Agreement, “Customer Information” means all “nonpublic personal information,” as defined under the Gramm-Leach-Bliley Act of 1999 (Public Law 106-102, 113 Stat. 1138) and all “personal information” as defined in the Massachusetts Standards for the Protection of Personal Information, 201 CMR 17.00, et seq. This Agreement shall not be construed as granting MUIS any ownership rights in the Customer Information.

(c)Without prejudice to any other rights or remedies that each party may have, if the Receiving Party were to breach Sections 13(a) or 13(b), such breach may cause irreparable damages and harm to the Disclosing Party, for which the recovery of money damages along may be inadequate. The Disclosing Party, in order to protect its rights under Sections 13(a) or 13(b), may seek timely injunctive relief, specific performance, or other equitable relief for any threatened or actual breach of Sections 13(a) and 13(b).

(d)Information Security. During the term of this Agreement, MUIS will implement and maintain an information security program with written policies and procedures reasonably designed to protect the confidentiality and integrity of the Trust’s Confidential Information, including Customer Information, in the possession of MUIS in connection with the Services, if applicable. The information security program will contain administrative technical and physical safeguards, appropriate to the type of information concerned, designed to: (i) maintain the security and confidentiality of such information; (ii) protect against any anticipated threats or hazards to the security or integrity of such information; (iii) protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to the Trust; and (iv) ensure appropriate disposal of such information. MUIS agrees that it will update its information security program, in its sole discretion, to remain compliant with applicable regulatory requirements.

(e)Security Incident. MUIS agrees to promptly notify the Trust whenever it becomes aware of any actual unauthorized access to, or acquisition, use, loss, destruction, alteration or compromise of Confidential Information (including, without limitation, Customer Information) of the Trust maintained on MUIS’s computers, hardware, networks or systems, including any third-party data centers for MUIS, or occurring at any Service Provider (a “Security Incident”). In the event of a Security Incident, MUIS shall (a) conduct a root cause analysis of the reasons for and circumstances of such Security Incident and (b) use reasonable efforts to implement measures designed to prevent a reoccurrence of a Security Incident of a similar nature.

14.Liabilities of the Trust and Funds; Limitation of Shareholder and Trustee Liability.

(a)MUIS acknowledges and agrees that any obligations or liabilities of the Trust or the Fund arising under this Agreement shall not be binding upon any of the shareholders, trustees, officers, or employees of the Trust, as provided in its Declaration of Trust and that, to the extent the Trust’s trustees are regarded as entering into this Agreement, they do so only as trustees and not individually. MUIS further acknowledges and agrees that it shall look solely to the property of the Fund for the performance of any such obligation or liability.

15.Rights of Ownership.

(a)The Trust and the Fund acknowledge that all databases, computer programs, screen formats, report formats, interactive design techniques, documentation manuals and procedures employed or developed by or on behalf of or furnished by MUIS to the Trust or the Fund in connection with MUIS’s performance of the Services required to be provided by MUIS under this Agreement are the proprietary information of MUIS or other third parties and are copyrighted, trade secret, or other proprietary information of substantial value to MUIS or a third party (“MUIS Proprietary Information”). In no event shall MUIS Proprietary Information be deemed Trust or Fund Confidential Information. All records and other data, except such computer programs and procedures, are the exclusive property of the Trust and all such other records and data shall be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

(b)Without limiting the foregoing, the Trust and the Fund agree for itself and its representatives that (i) they will not permit unauthorized access to any portion of MUIS Proprietary Information, and if any such unauthorized access occurs, they shall inform MUIS immediately, and (ii) refrain from reverse engineering, copying or otherwise modifying MUIS Proprietary Information. MUIS is entitled to equitable relief, including injunction and specific performance, to prevent the unauthorized disclosure or use of MUIS Proprietary Information, without having to prove injury. These remedies shall not be the exclusive remedies for a breach of this provision, but shall be in addition to all other remedies available at law or equity.

16.Bank Accounts.

MUIS is hereby granted such power and authority as may be necessary to establish one or more bank accounts for use by the Trust and/or Trust’s shareholders as may be necessary or appropriate from time to time in connection with the Services. The Trust or the Trust’s shareholders, as applicable, shall be deemed to be the owner of the assets held in such bank or banks for all purposes in connection with such accounts. Notwithstanding anything in this Agreement, (i) no bank or banks shall be considered a “Service Provider” hereunder and (ii) MUIS is not liable for any Losses to the Trust, the Trust’s shareholders, or the Fund if the bank holding the aforementioned accounts is subject to bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the rights and remedies of creditors and secured parties.

17.Representations and Warranties of the Trust and Fund.

The Trust and the Fund hereby represent and warrant to MUIS, which representations and warranties shall be deemed to be continuing that:

(a)it is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b)it is conducting its business in compliance with all applicable laws, regulations, rules, decrees, orders and codes, and has made and will continue to make all necessary filings including tax filings, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted;

(c)there is no statute, regulation, rule, order or judgment binding on it and no provision of its Organizational Documents, nor any mortgage, indenture, credit agreement or other contract binding on it or affecting its property, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties, which would prohibit its execution of this Agreement;

(d)this Agreement has been duly authorized, executed and delivered by the Trust, on behalf of itself, and the Fund, as applicable, in accordance with all requisite action of the Board and constitutes a valid and legally binding obligation of Trust, on behalf of itself, and the Fund;

(e)it is a closed-end management investment company registered under the 1940 Act and will operate in conformance with the 1940 Act and all rules and regulations promulgated thereunder during the term of this Agreement;

(f)its Registration Statement is expected to be declared effective and will remain effective, and appropriate state securities law filings, as required, will be made and will continue to be made, with respect to all Shares of the Fund being offered for sale;

(g)the Fund’s Organizational Documents, Registration Statement and Prospectus are true and accurate and will remain true and accurate at all times during the term of this Agreement in conformance with applicable federal and state securities laws;

(h)where information provided by the Trust, the Fund or any of the Trust’s or Fund’s investors, as applicable, includes Personal Information, meaning information about an identifiable individual, the Trust, on behalf of itself and the Fund, acknowledges and agrees that it has obtained all consents and approvals, as required by applicable laws, regulations, by-laws and ordinances that regulate the collection, processing use or disclosure of Personal Information (“Data Protection Laws”), necessary to disclose such Personal Information to MUIS, and as required for MUIS to use and disclose such Personal Information in connection with the performance of the Services. The Trust acknowledges that MUIS may perform any of the Services, and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Trust, including the United States.  MUIS shall be kept indemnified and be without liability to the Trust for any action taken or omitted by it in reliance upon this representation and warranty, including, without limitation, any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information;

(i)in order to assist the Fund and the Fund’s anti-money laundering (“AML”) responsibilities under Applicable AML Laws (as defined below), the Trust: (A) has adopted a written AML program that is reasonably designed to achieve compliance with the Applicable AML Laws (as defined below), including the requirement to have policies and procedures that can be reasonably expected to detect and cause the reporting of transactions under Section 5318 of the Bank Secrecy Act that has been submitted to MUIS (the “AML Program”); (B) the AML Program has been approved by the Board; (C) the delegation of certain services thereunder to MUIS, as provided in Section 19 below, is permitted under the Trust’s AML Program and has been approved by the Board; (D) where information provided by the Trust, the Fund or any of the Trust’s or Fund’s investors, as applicable, includes Customer Information or Personal Information, the provision of such information is in compliance with Data Protection Laws and Section 17(h) above; and (E) the Trust will submit any material amendments to the AML Program to MUIS for MUIS’s review and consent prior to adoption;

(j)the method of valuation of securities and the method of computing the net asset value shall be as set forth in the Prospectus and Registration Statement of the Fund.  If the performance of any of the Services in accordance with the then effective Prospectus and Registration Statement would violate any applicable laws or regulations, the Fund shall immediately notify MUIS in writing and either furnish MUIS with the appropriate values of securities, net asset value or other computation, as the case may be, or instruct MUIS in writing to value securities and/or compute net asset value or other computations in a manner the Fund specifies in writing. The furnishing of such values or the giving of such instructions constitutes a representation by the Fund that the same is consistent with all applicable laws and regulations and with its Prospectus and Registration Statement, all subject to confirmation by MUIS as to its capacity to act in accordance with the foregoing;

(k)the terms of this Agreement, the fees and expenses associated with this Agreement and any benefits accruing to MUIS or to the Investment Adviser or sponsor of the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, upfront payments, signing payments or periodic payments made or to be made by MUIS to such Investment Adviser or sponsor or any affiliate of the Fund relating to this Agreement have been fully disclosed to the Board and that, if required by applicable law, the Board has approved or will approve the terms of this Agreement, any such fees and expenses and any such benefits; and

(l)the Fund shall promptly notify MUIS in writing of any and all legal proceedings or securities investigations filed or commenced against the Fund, the Investment Adviser or the Board.

18.Representations and Warranties of MUIS.

(a)MUIS hereby represents and warrants to the Trust and the Fund, which representations and warranties shall be deemed continuing, that: (i) it is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder; (ii) this Agreement has been duly authorized, executed and delivered in accordance with all requisite action and constitutes a valid and legally binding obligation of MUIS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; (iii) it is in compliance with federal securities law requirements in all material respects with respect to its business and is in good standing as a registered transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934 (the “1934 Act”) and shall continue to be registered throughout the remainder of this Agreement; and (iv) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

(b)EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, INTELLECTUAL PROPERTY, INFRINGEMENT, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) CONCERNING THE SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO THE SERVICES PROVIDED UNDER THIS AGREEMENT BY MUIS ARE COMPLETELY DISCLAIMED.

19.Compliance with AML Laws.

(a)The Trust acknowledges that it is a financial institution subject to the PATRIOT Act and the Bank Secrecy Act (collectively, the “AML Acts”) and shall comply with the AML Acts and applicable regulations adopted thereunder (collectively, the “Applicable AML Laws”) in all relevant respects.

(b)The Trust hereby delegates to MUIS the performance, on behalf of the Trust, of the anti-money laundering services set forth in Schedule A as concerns the shareholder accounts serviced by MUIS pursuant to this Agreement. MUIS agrees to the foregoing delegation and agrees to perform such services in accordance with the Trust’s AML Program. In connection therewith, MUIS agrees to maintain procedures, and related internal controls that are consistent with the Trust’s AML Program.

(c)The Trust acknowledges that it has had an opportunity to review, consider and comment upon the written procedures provided by MUIS describing various tools used by MUIS which are designed to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”). Further, the Trust has determined that the Procedures, as part of the Trust’s overall anti-money laundering program and Red Flag Identity Theft Prevention program, are reasonably designed to prevent the Fund from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions.

(d)The Trust represents and agrees that the Fund will provide each person opening an account with adequate notice that the Fund is requesting information to verify their identities. The notice will be included in the application or the Prospectus, or a document accompanying the application or Prospectus, provided it is reasonably designed to ensure that the person opening the account views or otherwise receives the notice before opening the account.

(e)The Trust agrees and acknowledges that, notwithstanding the foregoing paragraphs, the Trust maintains full responsibility for ensuring that its AML Program is, and shall continue to be, reasonably designed to ensure compliance with the Applicable AML Laws, in light of the particular business of the Trust, taking into account factors such as its size, location, activities and risks or vulnerabilities to money laundering.

(f)The Trust also acknowledges that the performance of the AML services enumerated in Schedule A involves the exercise of discretion which in some circumstances may result in consequences to the Trust and its shareholders (such as in the case of the reporting of suspicious activities and the freezing of shareholder accounts). In this regard, (i) under circumstances in which the AML Program authorizes the taking of certain actions, MUIS is granted the discretion to take any such action as may be authorized under the AML Program, and consultation with Trust shall not be required in connection therewith unless specifically required under the AML Program, and (ii) the Trust instructs MUIS that it may avail the Trust of any safe harbor from civil liability that may be available under Applicable AML Laws for making a disclosure or filing a report thereunder. The Trust also acknowledges that any material amendments by the Trust to the AML Program or changes to the AML Program that are required to be made pursuant to Applicable AML Laws or other laws and regulations may result in additional fees or out-of-pocket expenses that are charged to the Trust.

20.Notices.

(a)Other than routine communications in the ordinary course of providing or receiving Services (including Instructions), for any notice under this Agreement to be valid, it must be addressed using the information below (or such other information as a party may from time to time specify in writing to the other party pursuant to this Section 20. Any notice provided hereunder shall be sufficiently given when (i) sent by registered or certified mail or by a reputable commercial overnight carrier, (ii) delivered in person during normal business hours, or (iii) delivered by email to the email addresses set forth below.

(b)Notices shall be addressed as follows:

(i)If to MUIS:MUFG Investor Services (US), LLC

805 King Farm Boulevard
Rockville, MD 20850
Attn:  Michael Scalzi, Managing Director, President (mscalzi@mufg-is.com)

With a copy to:Joe Arruda, Executive Director (jarruda@mufg-is.com)

With a copy to: MUFG Fund Services (USA) LLC
1221 Avenue of the Americas, 10th Floor
New York, NY 10020
Attn: Legal (nylegal@mufg-is.com)

(ii)If to the Trust:Institutional Investment Strategy Fund

2261 Market Street, # 5190

San Francisco, CA 94114

Attn:  Arash Ghodoosi, President

With a copy to:  JoAnn M. Strasser

Thompson Hine LLP

41 S. High Street, Suite 1700

Columbus, OH  43215

JoAnn.Strasser@ThompsonHine.com

21.Assignment.

(a)Neither party is permitted to assign this Agreement without the specific written consent of the other party, except that MUIS may assign this Agreement to any direct or indirect subsidiary of the MUFG Group or to any entity which succeeds to all or substantially all of MUIS’s assets or business. MUIS may designate one or more direct or indirect subsidiaries of MUFG to perform all or any portion of its obligations under this Agreement, so long as such designation would not be reasonably expected to adversely affect the quality of the Services provided to the Trust. No such designation relieves MUIS of its obligations under this Agreement. This Section 21 does not limit MUIS’s right to appoint a Service Provider pursuant to Section 2. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective successors and permitted assigns.

(b)A change of control of the Trust constitutes an assignment of this Agreement and is subject to the restrictions of this Section 21. For purposes of this Section 21, “control” means the ability, either directly or through one or more entities, to control or determine the management of the Trust, whether by election of those members who can determine the decisions of the Board or other governing body.

22.Governing Law; WAIVER OF JURY TRIAL.

(a)This Agreement is governed by and construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of New York, or any provisions herein, conflict with the applicable provisions of the 1940 Act, the latter controls. Any dispute between the parties that arises from this Agreement shall be brought in the United States District Court for the Southern District of New York, unless that court does not have jurisdiction, then in a court of competent jurisdiction in the State of New York located in Manhattan. Each party (i) consents to personal jurisdiction in any such action (but no other action) in such court; (ii) consents to service of process by registered mail upon such party or such party’s agent; and (iii) waives any objection to venue and any claim that New York or the venue is an inconvenient forum.

(b)THE PARTIES TO THIS AGREEMENT EACH HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. TO THE EXTENT THAT IN ANY JURISDICTION THE PARTIES TO THIS AGREEMENT MAY NOW OR HEREAFTER BE ENTITLED TO CLAIM, FOR ITSELF OR ITS ASSETS, IMMUNITY FROM SUIT, EXECUTION, ATTACHMENT (BEFORE OR AFTER JUDGMENT) OR OTHER LEGAL PROCESS, THE PARTIES TO THIS AGREEMENT IRREVOCABLY AGREE NOT TO CLAIM, AND THEY HEREBY WAIVE, SUCH IMMUNITY.

23.Non-Solicitation.

Without MUIS’s prior written consent, the Trust, the Fund, the Investment Adviser or sub-adviser, or any affiliates of such entities, shall not hire any employee or former employee of MUIS who, as an employee of MUIS, has provided services to the Trust or any Fund in the prior eighteen (18) months, to perform work that is substantially similar to the work provided by the employee or former employee for MUIS. The parties agree that money damages would not be a sufficient remedy for any breach of this provision and that MUIS shall be entitled to equitable relief, including injunction and specific performance, as a remedy of such breach. These remedies shall not be the exclusive remedies for a breach of this provision, but shall be in addition to all other remedies available at law or equity.

24.Miscellaneous.

(a)Publicity. Neither the Trust nor any of its agents shall, without MUIS’s prior written consent for each use: (i) make any media release or other announcement relating to or referring to this Agreement or the relationship between the parties; (ii) use MUIS’s name, trademark, logo, or other identifying marks or the names, images, and testimonials of any MUIS Indemnities. Notwithstanding the foregoing, the Trust may, to the extent necessary, disclose the identity of MUIS as a service provider as may be required in the Registration Statement or offering documents, including filing of this Agreement, or as otherwise required by applicable law.  MUIS may include the name of the Trust (and any associated brand name) in lists of representative clients, in due diligence questionnaires, RFP responses, presentations, and other marketing and promotional purposes without the Trust’s prior written consent for each use.

(b)Headings; Construction. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement. This Agreement is to be construed as having been mutually drafted by the parties so as to avoid an inference against a drafting party. Words imparting the singular number include the plural number and vice versa.

(c)Severability. If any provision of this Agreement or the application thereof is held to be invalid, illegal and/or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by applicable law.  The invalid, illegal and/or unenforceable provision shall be deemed modified to the minimum extent necessary to be valid and legal, giving due consideration to similar provisions regularly used in the industry, and shall be enforced as so modified.

(d)Entire Agreement. This Agreement (and the Fee Letter with respect to the fees and out-of-pocket expenses) constitute the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.

(e)Counterparts; Amendment. This Agreement may be executed and delivered, including by electronic means, in one or more counterparts. The executed counterparts, when taken together, constitute the same instrument. No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

(f)Waiver. The failure of any party to insist upon the strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that or any other term of this Agreement. The parties may agree to waive all or a portion of any provision in this Agreement, including any notice period, by a writing signed by the waiving party.

(g)No Third-Party Beneficiaries. The terms and provisions of this Agreement shall inure to the benefit of the parties and their respective successors and assigns, and is made solely and specifically for their benefit. There are no third-party beneficiaries to this Agreement other than each of the MUIS Indemnitees. No other person, including but not limited to any shareholders, shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

(h)Survival. Any and all provisions of this Agreement which by their nature or effect are required or intended to be observed, kept or performed after the expiration or termination of this Agreement will survive the expiration or any termination of this Agreement and remain binding upon and for the parties’ benefit, including: Section 6(b) (Deconversion); Section 6(c) (Early Termination); Section 7 (Standard of Care); Section 9 (Limitation of Liability); Section 10 (Reliance on Instructions); Section 11 (Indemnification); Section 13 (Confidentiality); Section 17 (Representations and Warranties of the Trust and the Funds); Section 22 (Governing Law; Waiver of Jury Trial); Section 23 (Non-Solicitation); Section 24 (Miscellaneous).

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[Signature page follows]

DocuSign Envelope ID: 50887DFF-6FDE-4922-9DC0-C7EAC931AF56

EXECUTION: 23_12_12

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the Effective Date.

INSTITUIONAL INVESTMENT STRATEGY FUND, ON BEHALF OF ITSELF AND ITS SOLE FUND

By: Aarsh Ghodoosi

Name: Aarsh Ghodoosi
Title: President

MUFG INVESTOR SERVICES (US), LLC

By: Mike Scalzi

Name: Michael Scalzi
Title: Managing Director, President

Page **20** of **26**

SCHEDULE A

TO THE
SERVICES AGREEMENT
BETWEEN
MUFG INVESTOR SERVICES (US), LLC AND INSTITUTIONAL INVESTMENT STRATEGY FUND

SERVICES

Transfer Agency Services:

The Services listed in Sections 1, 2, and 3 are directly reliant upon the receipt of certain information from the Portal, subject to the Agreement. The Services listed in the remaining sections may also have some reliance upon information received from the Portal.

1Account Establishment/Purchases.

1.1Establish accounts for the purchasers of the Fund’s shares on MUIS’s recordkeeping system.

1.2Process received orders for the purchase of shares. MUIS will receive and process checks from time to time received by mail, not via the Portal.

1.3Issue and record shares of the Fund, as authorized.

2Share Repurchases.

2.1Process received orders to redeem shares, to be processed quarterly, on a date predetermined by the fund and in accordance with the Fund’s prospectus.  Shareholder redemptions may be pro-rated if the total amount of shares requested exceeds the Fund’s repurchase offer amount.

2.2MUIS shall arrange, upon receipt of funds from the Fund’s custodian, for payment of redemption proceeds in connection with the redemption of shares in accordance with the procedures established from time to time between MUIS and the Fund.

3Transfers.

3.1Process received orders requesting a transfer of fund shares between accounts in accordance with the procedures established from time to time between MUIS and the Fund.

4Dividends and Distributions.

4.1Process dividend payments based on the shareholder election, including the purchase of new shares through dividend reinvestment or via cash distribution, in accordance with the Fund’s prospectus, and at the direction of the Fund.

5Recordkeeping.

5.1MUIS shall record the issuance of shares of the Fund.

5.2MUIS shall maintain the records with respect to the Services performed hereunder by MUIS on behalf of the Fund, and shall keep such other records in connection with the performance of the Services as may be mutually agreed upon between the Fund and MUIS from time to time.

5.3Records shall be maintained either in hard copy form or electronically for periods no shorter than those proscribed under Section 17Ad-7 of the 1934 Act and/or under the 1940 Act.

6Shareholder Reporting.

6.1Maintain a system and/or work with a Vendor approved by the Fund to distribute or otherwise make available access to applicable documents electronically:

6.1.1Daily transaction confirmations; and

6.1.2Quarterly and annual account statements.

6.2When the shareholder does not elect for electronic delivery, MUIS will distribute by post:

6.2.1Daily transaction confirmations; and

6.2.2Quarterly and annual account statements.

7Shareholder Tax Reporting.

7.11099 DIV, 1099-B, 1099-R, 5498, 1099-Q, 5498-ESA tax reports to shareholders and to the Internal Revenue Service (“IRS”).

7.2Process B and C notices received from the IRS.

7.3Make tax forms available to be viewed and downloaded electronically for agreed-upon periods of time, no shorter than the time required by regulation.

7.4Remit 945 withholding and perform annual reporting to the IRS.

7.5Remit state tax withholding upon shareholder request, when required by the state, and perform required reporting to the state.

8Shareholder Banking and Reconciliation Services.

8.1Reconcile all checks processed in the TA system against checks received and deposit checks into the Series accounts with the custodian bank

8.2Deliver shareholder wire and ACH subscription and redemption payments to the custodian bank for processing.

8.3Perform daily cash reconciliations of all shareholder transactions processed within the TA systems

9Lost Shareholders.

9.1MUIS shall perform such services as are required in order to comply with Rule 17AD-17 of the 1934 Act (the “Lost Shareholder Rule”), including but not limited to the following:

9.1.1Documentation of search policies and procedures;

9.1.2Execution of required searches;

9.1.3Tracking results and maintaining data sufficient to comply with the Lost Shareholder Rule; and

9.1.4Preparation and submission of data required under the Lost Shareholder Rule.

10Retirement Accounts.

10.1With respect to certain retirement plans or accounts (such as individual retirement accounts (“IRAs”), SIMPLE IRAs, SEP IRAs, Roth IRAs, Education IRAs, and 403(b) Plans (such accounts, “Retirement Accounts”), MUIS, at the request and expense of the Fund, may provide or arrange for the provision of various services to such plans and/or accounts, which services may include custodial agent services such as account set-up maintenance, and disbursements as well as such other services as the parties hereto shall mutually agree upon.

11Print/Mail.

11.1MUIS, or an agent of MUIS or such other third party as MUIS designates will provide such print/mail services as may be mutually agreed upon between the Fund and MUIS from time to time.

12Reporting.

12.1Assist the Trust in annual audits and provide Board and other reporting, as needed.

13Anti-Money Laundering (“AML”) Delegation.

13.1The Trust hereby delegates to MUIS certain AML duties under the Agreement, as permitted by law, and in accordance with the Trust’s AML Program as may be amended from time to time.

13.2MUIS shall maintain procedures reasonably designed to prevent and detect money laundering activities and to reasonably determine that the Fund knows the identity of each person or entity opening an account with the Fund. MUIS’s procedures will include, as appropriate, procedures to assist the Fund(s) to:

13.2.1Detect and report suspicious activities;

13.2.2Comply with “know your customer” / Customer Identification Program (“CIP”) requirements;

13.2.3Monitor high-risk accounts; and

13.2.4Maintain required records.

13.3MUIS will assist the Fund(s) in connection with the Trust’s CIP through use of the following:

13.3.1Risk-based procedures to verify the identity of each person opening a new account with a Fund (each a “Customer”) to the extent reasonable and practicable, such that the Fund may have a reasonable belief that it knows the true identity of each Customer;

13.3.2Before opening an account, obtain a Customer’s name, date of birth (for an individual), address and identification number;1

13.3.3Procedures to verify the identity of a Customer within a reasonable time after the account is opened;

13.3.4Procedures for maintenance of records relating to Customer identification and supporting the verification; and

13.3.5Procedures to determine whether the Customer’s name appears on any list of known or suspected terrorists or terrorist organizations issued by any federal government agency and designated as such by the Department of the Treasury in consultation with the federal functional regulators.

13.4For purposes of verifying the identity of a Customer, MUIS may rely on a documentary and/or non-documentary method so long as, based on that information, MUIS can form a reasonable belief that it knows the identity of the Customer, including:

13.4.1An individual’s unexpired government-issued identification evidencing nationality or residence and bearing a photograph or similar safeguard, (such as a driver’s license or passport); or

13.4.2Documents showing the existence of an entity, such as articles of incorporation, a government-issued business license, a partnership agreement, or trust instrument.

13.4.3Independently verifying the Customer’s identity through the comparison of information provided by the Customer with information obtained from a consumer reporting agency, public database, or other source.

13.5In the event that MUIS is not able to verify the identity of a Customer sufficiently that it can form a reasonable belief that it knows the true identity of a Customer, then MUIS may, as appropriate:

13.5.1Not open an account for the Customer;

13.5.2Apply limited terms under which a Customer may use an account until the Customer’s identity is verified;

13.5.3Close an account, after attempts to verify a Customer’s identity have failed; or

13.5.4Assist the Fund in filing a Suspicious Activity Report in accordance with applicable law and regulation, regarding the Customer, it being understood that MUIS shall have no responsibility for filing reports with FinCEN and such responsibility, as between MUIS and the Fund, shall remain with the Fund exclusively.

13.6Monitor accounts in accordance with the Trust’s Red Flag Identity Theft Prevention program and report possible instances of identity theft to the Trust based on such program.

13.7Perform FinCEN 314(a) scans on a bi-weekly basis (and ad-hoc when required), report results flagged by the Vendor that cannot reasonably be determined as unrelated to a shareholder or shareholder transaction being reviewed, and promptly report any matches, if any. (The provision of this service is contingent upon the Trust or its agents timely providing MUIS with the FinCEN 314(a) individual and entity lists).

Fund Accounting Services:

1Calculate net asset value in the manner specified in the Fund’s Prospectus and Registration Statement (such calculations shall be performed in accordance with applicable Fund policies as provided to MUIS) and transmit such net asset value to the Trust and its transfer agent.

2Calculate each item of income, expense, deduction, credit, gain and loss, if any, as required by the Trust and in conformance with generally accepted accounting principles (“GAAP”), SEC Regulation S-X (or any successor regulation) and the Internal Revenue Code.

3Prepare and maintain on behalf of the Trust, books and records of each Fund, as required by Rule 31a-1 under the 1940 Act, and as such rule or any successor rule, may be amended from time to time, that are applicable to the fulfillment of MUIS’s Fund Accounting Services. Without limiting the generality of the foregoing, MUIS will prepare and maintain the following records upon receipt of information in proper form from the Fund or its authorized agents:

3.1Cash receipts journal

3.2Cash disbursements journal

3.3Dividend record

3.4Purchase and sales - portfolio securities journals

3.5Capital structure changes on investment securities

3.6Subscription and redemption journals

3.7Security ledgers

3.8Broker ledger

3.9General ledger

3.10Daily expense accruals

3.11Daily income accruals

3.12Foreign currency journals

3.13Trial balances

3.14Net asset value dissemination to third parties

4Make available to the Trust and the Investment Adviser a daily portfolio valuation, net asset value calculation and other standard operational reports as requested from time to time.

5Obtain security market quotes and currency exchange rates from pricing services approved by the Investment Adviser, or if such quotes are unavailable, then obtain such prices from the Investment Adviser, and in either case, calculate the market value of the Fund’s investments in accordance with the Fund’s valuation policies or guidelines; provided, however, that MUIS shall not under any circumstances be under a duty to independently price or value any of the Fund’s investments, including securities lending related cash collateral investments, itself or to confirm or validate any information or valuation provided by the investment adviser or any other pricing source, nor shall MUIS have any liability relating to inaccuracies or otherwise with respect to such information or valuations.

6Calculate Fund approved income and per Share amounts required for daily distributions to be made by the applicable Fund.

7Reconcile cash and investment balances of the Fund with the Fund’s custodian and provide Investment Adviser, as applicable, with the beginning cash balance available for investment purposes upon request;

8Transmit to and receive from the Fund’s transfer agent appropriate data on a daily basis and daily reconcile Shares outstanding and other data with the transfer agent.

9Assist the Trust in annual audits and provide Board and other reporting, as needed.

Fund Administration Services:

1Financial Reporting and Analysis.

1.1MUIS shall perform certain administrative services relating to financial reporting and analysis of the Trust or Fund (as applicable). As part of these services, MUIS shall:

1.1.1Assist each Trust or Fund in responding to and providing documents for routine regulatory examinations or investigations.

1.1.2Manage the creation, typesetting, printing, filing and distribution of annual and semi-annual reports to shareholders and other regulatory requirements as identified by the Trust or Fund and mutually agreed upon.

1.1.3SEC Modernization Reporting Services (“Modernization Services”):

1.1.3.1MUIS shall provide the Modernization Services set forth below to the Trust or Fund. Any portion of the Modernization Services that are performed by a Vendor or cannot be performed but for the performance of certain services by a Vendor are “Vendor Eligible Services” as defined in and contemplated by the Agreement.

1.1.3.2MUIS provides the Modernization Services subject to the terms of the Agreement and the following additional terms and conditions:

1.1.3.2.1The Trust is responsible for providing authorization and direction to MUIS with respect to the Modernization Services. To the extent that MUIS does not have access to information or data relating to the Fund that is necessary for MUIS to provide the Modernization Services, the Trust shall be responsible for accurately and timely supplying MUIS with such information or data and/or arranging for the provision of such information or data from third parties. The Trust is responsible for providing in a timely manner any additional information that is reasonably requested by MUIS and that is necessary for MUIS to provide the Modernization Services. This type of information may include, for example, the identification of any data sourced from third parties; the identification of any securities reported as Miscellaneous; and any Explanatory Notes included in Form N-PORT, Part E.

1.1.3.2.2The Trust is also responsible for promptly notifying MUIS of any errors or other changes in any information previously provided to MUIS, and for resolving any issues or disputes with regulators or self-regulatory organizations arising from such errors or other changes. In addition, the Trust acknowledges that it will be responsible for resolving any disputes with any regulatory authority or self-regulatory organization as to the timing or substance of any filing for which MUIS provides Modernization Services. With respect to any such issue or dispute, MUIS shall cooperate with the Trust or Fund by providing information to assist in the resolution of such matter to the extent such resolution involves the Modernization Services provided hereunder or any information or data used in connection therewith.

1.1.3.2.3The Trust acknowledges that the preparation of the filings or reports by MUIS in connection with the Modernization Services provided hereunder and the information and data necessary to provide the Modernization Services requires the use of material assumptions in connection with many different categories of information and data, and that it has provided or will provide in a timely manner to MUIS all material assumptions used by it or that are expected to be used by it in connection with the preparation of the filings or reports and completion of the information specified herein, and that by its acceptance of the Modernization Services it will be deemed to have reviewed and approved all material assumptions. The Trust will also be responsible for promptly notifying MUIS of any changes in any such material assumptions previously provided to MUIS by the Trust or otherwise previously approved by the Trust in connection with MUIS’s provision of the Modernization Services and each Trust remains solely responsible for the adoption, adequacy, and effectiveness of its liquidity risk management program to review liquidity classifications and monitor liquidity thresholds.

1.1.3.2.4Prepare and file reports with the SEC on Forms N-PORT and N-CEN on behalf of the Trust.

1.1.3.3Annual and semi-annual shareholder reports and related Form N-CSR filings.

1.1.3.4Coordinate the preparation and filing of registration statements on Form N-2 and provide support for other filings relating to the registration of shares.

1.1.3.5Prepare and file SEC Form N-PX based on proxy voting information provided by the Trust.

1.1.3.6Establish and monitor expense accruals.

1.1.3.7Coordinate with the Trust or Fund custodian and fund accounting agent for the timely processing of the Trust’s or the Fund invoices and reconciliation of invoice payments.

1.1.3.8Assist in the calculation and monitoring of the Fund’s distributions and corresponding earnings levels;

1.1.3.9Facilitate the preparation of statistical reports for outside tracking agencies (i.e. ICI, Lipper Analytics) as appropriate.

1.1.3.10Calculate performance and total return data of the Fund for dissemination to information service providers covering the investment company industry.

1.1.3.11Calculate and disseminate SEC yields as directed by the Fund (as applicable).

1.1.3.12Prepare/process Fund invoices received from the Trust and third party vendors for payment

1.1.4CFTC Reporting Services:

1.1.4.1Quarterly CPO-PQR Reports:

1.1.4.1.1MUIS will prepare the quarterly CPO-PQR reports to be filed by the Trust or Fund.  It is acknowledged that in order to prepare said CPO-PQR reports, MUIS may require information from the Trust or Fund that is not in MUIS’s possession, custody or control.

1.1.4.2Annual NFA Financial Statement Filing:

1.1.4.2.1MUIS will prepare the Annual Financial Statement to be filed by the Trust or Fund with the National Futures Association.

2Tax.

2.1MUIS shall perform certain tax-related administrative services for the Trust. As part of these services, MUIS shall:

2.1.1Provide necessary reports to the Trust’s tax service provider.

2.1.2Preparation of tax related financial statement footnote disclosures.

2.1.3Provide reporting and support for Fund’ preparation of FIN 48 memoranda.

2.1.4Provide wash sales data and identify REIT/Non-REIT dividends for the Fund.

2.1.5Provide shareholder percentage of funds ownership to the Trust’s tax service provider for use in personal holding company identification.

2.1.6Prepare annual ICI Survey/1099 information.

2.1.7Monitor and report on the Trust’s regulated investment company status under the Internal Revenue Code of 1986, as amended, including quarterly monitoring of subchapter M and 817H diversification tests, as applicable.

2.1.8Review calculation of minimum distribution requirements for excise tax and RIC purposes.

2.1.9Provide portfolio managers with periodic realized/unrealized gain/loss reports.

2.1.10Review in conjunction with the Trust’s service provider:

2.1.10.1new securities tax treatments;

2.1.10.2fund tax provisions; and

2.1.10.3fund distribution calculations.

3Portfolio Compliance.

3.1MUIS shall perform certain compliance-related administrative services in connection with the operations of the Trust or Fund (as applicable), as follows:

3.1.1Perform, upon the receipt of necessary data, compliance testing as agreed upon with the Trust with respect to the requirements of the 1940 Act, the U.S. Commodities and Futures Commission, the NFA, and for each Trust or Fund’ prospectus and statement of additional information on a post-trade basis, coordinating findings with the Trust’s Investment Adviser and sub-adviser (as applicable).

3.1.2Provide assistance in connection with such examinations as may be performed by the SEC, CFTC, or any other applicable federal or state regulator or authority, with respect to the Trust or Fund and/or the Investment Adviser to the Trust or Fund (acting in its capacity as Investment Adviser to the Trust or Fund).

3.1.3Assist the Trust or Fund on Sarbanes Oxley considerations, including the provision of necessary sub-certifications provided that (i) such sub-certification is to be in such form and relating to such matters as agreed to by MUIS in advance, (ii) MUIS is only required to provide the sub-certification during the term of this Agreement and only if it receives such cooperation as it may request to perform investigations with respect to the sub-certification, and (iii) any sub-certification provided by MUIS is not itself a certification under the Sarbanes-Oxley Act of 2002 or under any other law, rule, or regulation.

1 An identification number may be a taxpayer identification number, passport number and country of issuance, alien identification card number, or number and country of issuance of any other government-issued document evidencing nationality or residence and bearing a photograph or similar safeguard.